UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2016 (July 19, 2016)

Date of Report (Date of earliest event reported)

ZERO GRAVITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55345	46-1779352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 NW Spanish River Boulevard, Suite 101, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 416-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report on Form 8-K, all references to “we,” “us,” “our,” “ZGSI” or the “Company” refer to the Registrant, Zero Gravity Solutions, Inc.

Item 1.01 Entry into a Material Definitive Agreement

As was previously reported by the Company on its Current Report on Form 8-K filed July 22, 2015, on July 16, 2015, Michael T. Smith, a member of the Company’s Board of Directors (the “Board”), made an unsecured loan to the Company in exchange for a promissory note (the “Note”) issued by the Company in the principal face amount of $500,000 and bearing interest at the rate of 8.5% per annum (payable quarterly), with a maturity date of July 16, 2016.

On July 19, 2016, upon approval of the Board, the Company and Mr. Smith agreed to an amendment of the Note (the “Amendment”) to (i) extend the maturity date of the Note to July 16, 2017 and (ii) provide that the principal and accrued but unpaid interest under the Note may be converted, in whole or in part, into the Company’s common stock at a conversion price equal to $1.25 per share. The Amendment did not amend any other provision of the Note and became effective as of July 16, 2016. The Company’s Board approved the Amendment on July 19, 2016, with Mr. Smith abstaining from voting on the matter.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment which is filed herewith as Exhibit 10.1 and incorporated herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is incorporated by reference from Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 1 to Note, between the Company and Mr. Michael Smith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zero Gravity Solutions, Inc.

Date: July 22, 2016	By:	/s/ Glenn Stinebaugh
Glenn Stinebaugh
Chief Executive Officer